Exhibit 99.02
DexCom Announces Appointment of Steve Altman as Board Member
SAN DIEGO, CA – November 6, 2013 – DexCom, Inc. (NASDAQ:DXCM) today announced the appointment of Steve Altman as an independent Board member of the company.
Mr. Altman currently serves as vice chairman of Qualcomm Incorporated, the world leader in 3G, 4G and next-generation mobile technologies.  Mr. Altman has served on Qualcomm’s executive committee for nearly fifteen years, providing direction and guidance on key initiatives across all areas of the business, as well as on overall Qualcomm vision and strategy.  He joined Qualcomm in 1989, and his leadership roles have included General Counsel, President of Qualcomm Technology Licensing, President of Qualcomm, and most recently, vice chairman of Qualcomm.  Throughout his twenty-four year tenure, Mr. Altman’s contributions helped enable the successful growth, evolution and expansion of Qualcomm into a world leading mobile technology innovator.
“We are thrilled to announce Steve’s addition to the Board,” noted Terry Gregg, CEO of DexCom. “Steve is an incredibly skilled, passionate and visionary business leader who will bring a unique and important perspective to our Board.  His experience in directing Qualcomm’s growth will be invaluable as we continue to design and execute our own growth strategy. We welcome Steve to our Board of Directors.”
About DexCom, Inc.
DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by people with diabetes and by healthcare providers in the hospital.

DexCom, Inc.
Steven R. Pacelli
Executive Vice President, Strategy and Corporate Development
858-200-0200